THE ADVISORS’ INNER CIRCLE FUND

FIFTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIFTH AMENDMENT, effective as of the last date on the signature block below, to the Custody Agreement, originally made and entered into as of February 12, 2013, as amended (the “Agreement”), is entered into by and between THE ADVISORS’ INNER CIRCLE FUND, a Massachusetts trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to add Exhibit J to the Agreement; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit J hereto is hereby added to the agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE ADVISORS’ INNER CIRCLE FUND		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Eric Griffith	By:	Greg Farley
Printed Name: Eric Griffith		Printed Name: Greg Farley
Title:	Vice President & Assistant Secretary	Title:	Senior Vice President
Date:	December 9, 2024	Date:	12/9/24

Exhibit J

To the Custody Agreement – The Advisors’ Inner Circle Fund

LSV DISCIPLINED VALUE ETF Fee Schedule

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